Exhibit 99.1

Contact: Mary Ann Jackson

Investor Relations

952-487-7538

mjackson@apog.com

For Immediate Release

Tuesday, May 22, 2012

Apogee Enterprises to Present at InvestMNt

MINNEAPOLIS, MN (May 22, 2012) – Apogee Enterprises, Inc. (Nasdaq:APOG) announced today that CFO James Porter will present at the 2012 InvestMNt conference sponsored by the CFA Society of Minnesota. The event will take place in Minneapolis May 24 at the Minneapolis Convention Center. Porter will present at 8 a.m. CT (9 a.m. ET). The presentation will be webcast live and can be accessed at www.investmnt.org the morning of the event.

Porter said Apogee will reaffirm its fiscal 2013 guidance during the conference. “We expect continued revenue and earnings growth for Apogee this year,” he said. “Our outlook is for mid-single digit revenue growth and earnings per share of $0.40 to $0.50 for the year, as well as positive free cash flow after spending capital of approximately $25 million.”

Approximately 36 companies from the Upper Midwest are participating in the InvestMNt conference. For more information and to register, visit http://investmnt.org.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products, services and systems for the architectural and picture framing industries.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com